Exhibit 99.1

Contacts: Rob Stewart	Media Contact: Adam Handelsman
Investor Relations	Managing Director
Tel (949) 480-8300	Lippert/Heilshorn & Associates
Fax (949) 480-8301	(212) 201-6622
ahandelsman@lhai.com

FOR RELEASE
January 13, 2012

ACACIA SUBSIDIARY ACQUIRES ADAPTIX, A PIONEER IN 4G WIRELESS TECHNOLOGY, FOR $160 MILLION

Newport Beach, CA. – (BUSINESS WIRE) January 13, 2012 – Acacia Research Corporation (Nasdaq:ACTG) announced today that its subsidiary has acquired ADAPTIX, Inc., a pioneer in the development of 4G technologies for wireless systems, for $160 million.

ADAPTIX, Inc., which has $10 million in cash, is an award-winning technology company long recognized in the industry as one of the first developers of cutting edge 4G wireless systems. With patents filed as early as 2000, ADAPTIX’s research and development efforts have resulted in one of the world’s most significant intellectual property portfolios focused on 4G technologies. With its rapidly growing portfolio of 230 issued and pending patents in 13 countries, ADAPTIX’s innovations extend across a broad range of 4G technologies including OFDMA and MIMO.

 “ADAPTIX has been on the forefront of developing next-generation wireless communications for the past 11 years,” commented Acacia CEO, Paul Ryan, “and Acacia’s acquisition provides our shareholders with a great opportunity to participate in the worldwide growth of 4G wireless technologies as Acacia continues to expand its patent licensing business.”

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue.  Acacia Research Corporation’s subsidiaries control over 200 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearchgroup.com , www.acaciaresearch.com, and www.ADAPTIX.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including the statements made by Paul Ryan relating to the growth of 4G wireless technologies.  These statements are based upon our current expectations and speak only as of the date hereof.  Our ability to become the licensing partner for companies, expand our patent licensing business, and participate in the growth of 4G wireless technologies, may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the adoption of any such technologies in the relevant marketplaces worldwide, the  ability to successfully develop licensing programs in the areas of 4G and related technologies, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, the recent economic slowdown affecting technology companies, and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.